Exhibit 10.2

FORM OF
EXECUTIVE CHANGE IN CONTROL &
GENERAL SEVERANCE AGREEMENT

This Executive Change in Control & General Severance Agreement (this “Agreement”), is made as of the [  ] day of [month] [year] (the “Effective Date”), by and between Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), and [ name ] (the “Executive”).

WITNESSETH

WHEREAS, The Executive is expected to serve as the [ title ] of the Company;

WHEREAS, The Board of Directors of the Company (the “Board”) acknowledges that consolidation within the industries in which the Company operates is likely to continue and the potential for a change in control of the Company, whether friendly or hostile, currently exists and from time to time in the future will exist, which potential can give rise to uncertainty among the senior executives of the Company.  The Board considers it essential to the best interests of the Company to reduce the risk of the Executive’s departure and/or the inevitable distraction of the Executive’s attention from his duties to the Company, which are normally attendant to such uncertainties, and based on market data, offers certain benefits as outlined in this Agreement;

WHEREAS, The Board also acknowledges that should the Executive be involuntarily terminated without cause, even during a time where no potential change of control is occurring, that based on market data, certain standard severance benefits would be available to the Executive;

WHEREAS, The Executive confirms that the terms of this Agreement (a) reduce the risks of his/her departure and distraction of his/her attention from his/her duties to the Company and (b) provides retention value, and, accordingly, desires to enter into this Agreement; and

WHEREAS, This Agreement replaces any former executive change in control and general severance agreement previously entered into (if applicable) with the Executive.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Company and the Executive agree as follows:

Section 1.Definitions.  Capitalized terms used herein shall have the meanings given to them in Annex A attached hereto, except where the context requires otherwise.
Section 2.Term of Agreement.  This Agreement shall be effective as of the Effective Date and shall continue in effect until the termination of the Executive’s employment or upon mutual written agreement of the Executive and the Company.  For the avoidance of doubt, the Executive’s and Company’s obligations hereunder that are intended to survive the Executive’s termination of employment shall nonetheless be enforceable.
Section 3.At Will Employment; Reasons for Termination.  The Executive’s employment shall continue to be at-will, as defined under applicable law.  If the Executive’s employment terminates for any reason or no reason, the Executive shall not be entitled to any compensation, benefits, damages, awards or other payments in respect of such termination, except as provided in this Agreement or pursuant to the terms of any Applicable Benefit Plan.
Section 4.General Benefits Upon Separation; Release.
(a)Compensation and Benefits Required by Law or Applicable Benefit Plan.  Notwithstanding anything to the contrary herein, upon the Executive’s termination of employment for any reason, the Executive (or his estate) shall be entitled to any and all compensation, benefits, awards and other payments required by any Applicable Benefit Plan[, or the COBRA Act]1 or other applicable law, after taking into account the agreements set forth herein.
(b)No Payments Without Release.  The Executive shall not be entitled to any of the compensation (other than Accrued Compensation), benefits or other payments provided herein in respect of the termination of his employment, unless and until he has provided to the Company a full release of claims, substantially in the form of Appendix I attached hereto, which release shall be dated not earlier than the date of the termination of his/her employment, which release shall be provided to the Executive within 9 days of the Executive’s Date of Termination and executed within 30 days of the Executive’s Date of Termination[; provided that any applicable Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., timing requirements will be set forth in the release.]2
Section 5.Termination of Employment Due to Voluntary Resignation; Termination for Cause; Death; Long-Term Disability.
(a)Voluntary Resignation or Termination for Cause.
(i)In the event of the Executive’s Voluntary Resignation or termination of his employment by the Company for Cause, the Executive shall not be entitled to any compensation, benefits, awards or other payments in connection with such termination of his/her employment, except as provided in paragraph (a) of Section 4.
(ii)The Executive shall not be deemed to have been terminated for Cause under this Agreement, unless the following procedures have been observed: To terminate an Executive, who at the time of such termination is a “named executive officer” under United States 17 CFR 229.402, for Cause, the Board must deliver to the Executive notice of such termination in writing, which notice must specify the facts purportedly constituting Cause in reasonable detail. The Executive will have the right, within 10 calendar days of receipt of such notice, to submit a written request for review by the Board.  If such request is timely made, within a reasonable time thereafter, the Board (with all directors attending in person or by telephone) shall give the Executive the opportunity to be heard (personally or by

1 Applicable to U.S.-based employees.

2 Applicable to U.S.-based employees.

counsel).  Following such hearing, unless a majority of the directors then in office confirm that the Executive’s termination was for Cause, the Executive’s termination shall be deemed to have been made by the Company without Cause for purposes of this Agreement.  To terminate an Executive who is not a named executive officer for Cause, the Chief Executive Officer must simply deliver to the Executive notice of such termination in writing without any further action.
(b)Death or Long-Term Disability.  In the event of the Executive’s termination due to his/her death or Long-Term Disability, the Executive (or his/her estate or personal representative) shall be entitled to receive, in addition to the amounts described in paragraph (a) of Section 4, (i) the proceeds of any life insurance policy carried by the Company with respect to the Executive, or (ii) payments pursuant to any long-term disability insurance policy carried by the Company with respect to the Executive, as applicable, subject to and in accordance with the terms of such policies. In the event of such a termination, the Executive shall not be treated as having incurred a CIC Involuntary Termination or an Involuntary Termination, and thus shall not be entitled to receive the severance benefits described herein (for avoidance of doubt, Executive may be provided additional benefits in other Company compensatory plans in the event of death or Long-Term Disability, e.g., partial acceleration of equity awards in the event of death).
Section 6.Termination of Employment Due to Change in Control: CIC Involuntary Termination and Severance.
(a)CIC Involuntary Termination.  In the event the Executive’s employment is terminated under circumstances constituting a CIC Involuntary Termination, the Executive shall be entitled to receive:
(i)within fifteen (15) calendar days after the Date of Termination, the Executive’s Accrued Compensation; and
(ii)[within fifteen (15) calendar days after the seven (7) day period for revocation of the release has elapsed,]3 a lump sum payment in cash equal to [TWO TIMES (2X)]4 [ONE AND A HALF TIMES (1.5X)]5 the sum of (x) the Executive’s annual Base Salary and (y) the Executive’s Target Bonus in effect as of the Date of Termination; and
(iii)for eighteen (18) months after the Date of Termination continuation of medical benefits (“Benefits”) in which the Executive was enrolled as of the Date of Termination (subject to any changes to Benefits as are applied to similarly-situated active employees), with the full premium cost for such coverage to be borne by the Company; provided, however, that if the Executive commences employment with another employer during such eighteen (18) month period and is eligible to receive medical benefits under the new employer’s plan(s), the Benefits

3 Applicable to U.S.-based employees.

4 Applicable to the Chief Executive Officer (“CEO”).

5 Applicable to named executive officers, other than the CEO.

shall terminate as of the date the Executive becomes eligible to receive such benefits; and
(iv)[within fifteen (15) calendar days after the seven (7) day period for revocation of the release has elapsed,]6 a lump sum payment in an amount equal to the employer contributions to the Company’s retirement plans on behalf of the Executive that would have been made for the benefit of the Executive if the Executive’s employment had continued for eighteen (18) months after the Date of Termination, assuming for this purpose that (A) all benefits under any such retirement plans were fully vested, (B) the Executive’s compensation during such eighteen (18) months was the same as it had been immediately prior to the Date of Termination, and (C) the Executive would have made contributions at the level necessary to receive the maximum matching contribution provided under such plans; and
(v)reimbursement, up to [$25,000]7 [$15,000]8, for the cost of outplacement services reasonably selected by the Executive incurred within twelve (12) months after the Date of Termination, such reimbursement to occur within thirty (30) days of Executive’s submission of reasonably satisfactory documentation of such fees.
(b)CIC Involuntary Termination - Effect on Options.  If a CIC Involuntary Termination of the Executive’s employment occurs, vesting of any and all Options held by the Executive shall be accelerated so that all such unexpired Options then held by the Executive shall be fully vested and exercisable immediately upon the CIC Involuntary Termination.
(c)CIC Involuntary Termination - Effect on Restricted Stock Units (RSUs) and Performance Stock Units (PSUs).  If a CIC Involuntary Termination of the Executive’s employment occurs, vesting of any and all RSUs and PSUs (at an assumed maximum performance attainment with regard to RSUs and PSU) held by the Executive shall be accelerated so that all such RSUs and all PSUs (at such maximum performance attainment) then held by the Executive shall be fully vested immediately upon the CIC Involuntary Termination.
(d)Termination Within 90 Days Prior to Change in Control.  If the Executive’s employment is terminated by the Company without Cause (or by the Executive for Good Reason) during the 90 days preceding a Change in Control then, upon such Change in Control: (i) the Executive shall be entitled to the benefits described in Section 6(a) as of the date of such Change in Control (with any lump sum payment due thereunder to be made within fifteen (15) calendar days following the Change in Control), but reduced by any benefits already paid or that are payable under Section 7, and (ii) the Options, RSUs and PSUs held by the Executive as of the Date of Termination shall be treated as if the Executive’s employment had not been terminated prior to the Change in Control and the

6 Applicable to U.S.-based employees.

7 Applicable to the CEO.

8 Applicable to named executive officers, other than the CEO.

Executive’s awards shall vest as set forth under Section 6(b) and (c) above as of the date of the Change in Control.
(e)Effect on Equity Awards for Other Terminations.  In the event the Executive’s employment is terminated by the Company under any circumstances other than those described in this Section 6, the effect of such termination of employment on the Options, RSUs and/or PSUs then held by the Executive shall be as set forth in the agreements and plans representing such Options, RSU and/or PSUs.
Section 7.Termination of Employment Due to  Involuntary Termination (Not in Connection with CIC):  Involuntary Termination and Severance.
(a)Involuntary Termination.  In the event the Executive’s employment is terminated under circumstances constituting an Involuntary Termination (other than a CIC Involuntary Termination), the Executive shall be entitled to receive:
(i)within fifteen (15) calendar days after the Date of Termination, the Executive’s Accrued Compensation through the Date of Termination; and
(ii)[within fifteen (15) calendar days after the seven (7) day period for revocation of the release has elapsed,]9 a lump sum payment in cash equal to the sum of (x) [ONE AND A HALF TIMES (1.5X)]10 [ONE TIMES (1X)]11 of the Executive’s annual Base Salary as of the Date of Termination and (y) the Pro Rata Bonus through the Date of Termination; and
(iii)for twelve (12) months after the Date of Termination, continuation of the Benefits in which the Executive was enrolled as of the Date of Termination (subject to any changes to Benefits as are applied to similarly-situated active employees), with the full premium cost for such coverage to be borne by the Company; provided, however, that if the Executive commences employment with another employer during such twelve (12) month period and is eligible to receive medical benefits under the new employer’s plan(s), the Benefits shall terminate as of the date the Executive becomes eligible to receive such benefits; and
(iv)[within fifteen (15) calendar days after the seven (7) day period for revocation of the release has elapsed,]12 a lump sum payment in an amount equal to the employer contributions to the Company’s retirement plans on behalf of the Executive that would have been made for the benefit of the Executive if the Executive’s employment had continued for twelve (12) months after the Date of Termination, assuming for this purpose that (A) all benefits under any such retirement plans were fully vested, (B) the Executive’s compensation during such twelve (12) months was the same as it had been immediately prior to the Date of Termination, and (C) the Executive would have made contributions at the level

9 Applicable to U.S.-based employees.

10 Applicable to the CEO.

11 Applicable to named executive officers, other than the CEO.

12 Applicable to U.S.-based employees.

necessary to receive the maximum matching contribution provided under such plans; and
(v)reimbursement, up to $15,000, for outplacement services reasonably selected by the Executive incurred within twelve (12) months after the Date of Termination, such reimbursement to occur within thirty (30) days of Executive’s submission of reasonably satisfactory documentation of such fees.
(b)Effect on Options, Restricted Stock Units and Performance Stock Units.  Any unvested Options, RSUs and PSUs shall be forfeited on the Date of Termination unless provided otherwise in the plan or award agreement governing such Options, RSUs and PSUs.
(c)Effect on Short Term and Long Term Incentive Plans.  Any opportunity to participate in the Company’s short term incentive and long term incentive plans shall be forfeited on the Date of Termination.
(d)No Duplication of Benefits.  The Executive cannot claim benefits under this Section 7 if benefits under Section 6 are triggered; provided, however, that if the Executive is terminated by the Company without Cause (or by the Executive for Good Reason) within 90 days prior to a Change in Control then the benefits under this Section 7 shall be paid upon as provided in this Section 7, and any additional benefits due under Section 6 shall be paid or provided as of the date of the Change in Control, as provided by Section 6(d).
Section 8.Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as set forth in Section 6(a)(iii) and Section 7(a)(iii), such amounts shall not be reduced whether or not the Executive obtains other employment.
Section 9.Successors.
(a)This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
Section 10.Miscellaneous.

(a)The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement constitutes the entire agreement and understanding of the parties in respect of the subject matter hereof and supersedes all prior understanding, agreements, or representations by or among the parties, written or oral, to the extent they relate in any away to the subject matter hereof; provided, however, this Agreement shall have no effect on any confidentiality or restrictive covenant agreements or assignment of inventions agreements between the parties or on any legally required clawback policy of the Company’s.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Any prior executive change in control severance agreement (if any) or severance agreement (if any) between the Company (or its affiliates) and the Executive shall be deemed terminated upon the signing of this Agreement.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

[ ]

if to the Company:

Advanced Energy Industries, Inc.

1595 Wynkoop St, Ste 800

Denver, CO 80202

Attention: President and CEO

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Company may withhold from any amounts payable under this Agreement such [United States federal, state or]13 [applicable]14 local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

13 Applicable to U.S.-based employees.

14 Applicable to Singapore-based employees.

(f)All claims by the Executive for unpaid payments or benefits under Section 6 of this Agreement shall be promptly forwarded to and addressed by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and shall be in writing.  All claims by the Executive for unpaid payments or benefits under Section 7 of this Agreement shall be promptly forwarded to and addressed by the Chief Executive Officer of the Company and the Senior Vice President of Human Resources (collectively, “Senior Management”), or if the person making the claim is either the Chief Executive Officer or the Senior Vice President of Human Resources, the Compensation Committee, and shall be in writing.  Any denial by the Compensation Committee or Senior Management, as the case may be, of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Compensation Committee and Senior Management, as the case may be, shall afford the Executive a reasonable opportunity for a review of the decision denying a claim and shall further allow the Executive to make a written demand upon the Company to submit the disputed matter to arbitration in accordance with the provisions of paragraph (g) below. With regard to claims under Section 6 of the Agreement, the Company shall pay all expenses of the Executive, including reasonable attorneys and expert fees, in connection with any such arbitration. With regard to claims under Section 7 of the Agreement, the Executive and the Company shall pay for their own expenses, including reasonable attorneys and expert fees, in connection with any such arbitration.  With respect to claims under Section 6 of the Agreement, if for any reason the arbitrator has not made his award within one hundred eighty (180) days from the date of the Executive’s demand for arbitration, such arbitration proceedings shall be immediately suspended and the Company shall be deemed to have agreed to the Executive’s position.  Thereafter, and only with respect to claims under Section 6 of the Agreement, the Company shall, as soon as practicable and in any event within 10 business days after the expiration of such 180-day period, pay the Executive his reasonable expenses and all amounts reasonably claimed by him that were the subject of such dispute and arbitration proceedings.
(g)[Any disputes arising from or in any way related to this Agreement shall be resolved exclusively by arbitration administered by the Singapore International Arbitration Centre pursuant to its SIAC Rules 2016.  The seat of the arbitration shall be in Singapore, and proceedings shall be conducted in English.  Any dispute in which the value of any claims and counterclaims is less than $5 million (US) in the aggregate shall be resolved by a single arbitrator, and disputes of $5 million (US) or more shall be resolved by a panel of three arbitrators. Either party may seek equitable relief to prevent the occurrence of irreparable harm pending the outcome of arbitration proceedings from any court of competent jurisdiction.]15
(g)[Subject to the terms of paragraph (f) above, any dispute arising from, or relating to, this Agreement shall be resolved at the request of either party through binding arbitration in accordance with this paragraph (g). Within 10 business days after demand for arbitration has been made by either party, the parties, and/or their counsel, shall meet to discuss the issues involved, to discuss a suitable arbitrator and arbitration procedure, and

15 Applicable to Singapore-based employees.

to agree on arbitration rules particularly tailored to the matter in dispute, with a view to the dispute's prompt, efficient, and just resolution. Upon the failure of the parties to agree upon arbitration rules and procedures within a reasonable time (not longer than 15 business days from the demand), the Commercial Arbitration Rules of the American Arbitration Association shall be applicable. Likewise, upon the failure of the parties to agree upon an arbitrator within a reasonable time (not longer than 15 business days from demand), there shall be a panel comprised of three arbitrators, one to be appointed by each party and the third one to be selected by the two arbitrators jointly, or by the American Arbitration Association, if the two arbitrators cannot decide on a third arbitrator. At least 30 days before the arbitration hearing (which shall be set for a date no later than 60 days from the demand), the parties shall allow each other reasonable written discovery including the inspection and copying of documents and other tangible items relevant to the issues that are to be presented at the arbitration hearing. The arbitrator(s) shall be empowered to decide any disputes regarding the scope of discovery. The award rendered by the arbitrator(s) shall be final and binding upon both parties. The arbitration shall be conducted in Denver County in the State of Colorado. The Colorado District Court located in Denver, Colorado shall have exclusive jurisdiction over disputes between the parties in connection with such arbitration and the enforcement thereof, and the parties consent to the jurisdiction and venue of such court for such purpose.
(h)This Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.
Section 11.United States Tax
(a)Other Terms Relating to Section 409A.
(i)This Section 11(a) applies to the extent Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”) applies to Executive.
(ii)Except as provided in Section 11(c), amounts payable under this Agreement following the Executive’s termination of employment, other than those expressly payable on a deferred or installment basis or as reimbursement of expenses, will be paid as promptly as practicable after such a termination of employment and, in any event, within 2-1/2 months after the end of the year in which employment terminates, and amounts payable as reimbursements of expenses to the Executive must be made on or before the last day of the calendar year following the calendar year in which such expense was incurred.
(iii)Anything in this Agreement to the contrary notwithstanding, if (i) on the date of Executive’s “separation from service” the Executive is determined to be a “specified employee,” as each such term is defined under Section 409A of the Code, and (ii) the Executive would receive any payment under this Agreement that, absent the application of this Section 11(c), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six (6) months after the Executive’s separation from service date, (B) the Executive’s death or (C) such other date as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the six (6) month payment date).
(iv)It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
(v)Any payment due upon a termination of employment under this Agreement shall be due only upon the Executive’s separation from service for purposes of Treasury Regulation Section 1.409A-1(h)(l)(ii).
(vi)Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
(b)Other Terms Relating to Section 280G.
(i)Notwithstanding any other provision of this Agreement, if any portion of the payments or other benefits provided to the Executive under this Agreement, or under any other agreement with or plan of the Company or any 409A Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment’ (as defined below) and would, but for this Section 11, result in the imposition on the Executive of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in a reduced amount that is One Dollar ($1.00) less than the amount that would cause any portion of such Total Payments to be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).
(ii)Within forty (40) days following the Executive’s Date of Termination or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company in any case), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 11(b)(ii), and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (1) the Total Payments were reduced in accordance with Section 11(b)(ii). or (2) the Total Payments were not so reduced.  The opinion of National Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive.  If such National Tax Counsel opinion determines that clause (ii) of Section 11(b) applies, then the payments hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment.  In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (x) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (y) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (z) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
(iii)For purposes of this Agreement, (i) the terms “excess parachute payment’ and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein, (ii) present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code, (iii) the term “Base Period Income” means an amount equal to the Executive’s “annualized includable compensation for the base period” as defined in Section 280G(d)(1) of the Code, (iv) for purposes of the National Tax Counsel opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive, and (v) the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the Date of Termination occurs or notice described in Section 11(c) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. If the National Tax Counsel so requests in connection with the opinion required by this Section 11, the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code and the regulations thereunder.
(iv)The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 11, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
(v)This Section 11 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code.  If such provisions are repealed without successor, then this Section 11 shall be cancelled without further effect.]16

[Signature Page Follows]

16 Applicable to U.S.-based employees.

IN WITNESS WHEREOF, the parties have executed this Executive Change in Control and General Severance Agreement as of the date set forth in the Preamble hereto.

Advanced Energy Industries, Inc.

By:
Name:
Title:

Executive

By:
Name:	[ ]

ANNEX A
DEFINITIONS

(a)“Accrued Compensation” means an amount including all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination including (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Date of Termination, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), and (iv) incentive compensation (if any) earned in respect of any period ended prior to the Date of Termination. It is expressly understood that incentive compensation shall have been “earned” as of the time that the conditions to such incentive compensation have been met, even if not calculated or payable at such time unless the incentive plan or this Agreement requires otherwise.

(b)“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

(c)“Agreement” means this Executive Change in Control and General Severance Agreement, as set forth in the Preamble hereto.

(d) “Applicable Benefit Plan” means any written employee benefit plan (which may include compensatory equity incentive plans) in effect and in which the Executive participates or under which the Executive retains rights to benefits as of the time of the termination of his/her employment.

(e)“Base Salary” means the Executive’s annual base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding the occurrence of the termination of employment (disregarding any reduction in base salary that constitutes Good Reason) and does not include, for example, bonuses, overtime compensation, incentive pay, fringe benefits, sales commissions or expense allowances.

(f)“Board” means the Board of Directors of the Company, as set forth in the Recitals hereto.

(g)“Cause” means any of the following:

(i)the Executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its affiliates or any of the customers, vendors or suppliers of the Company or its affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its Subsidiaries;

(ii)the Executive’s continued substantial and repeated neglect of his/her duties, after written notice thereof from Senior Management (or the Compensation Committee, if Executive is a member of Senior Management or a named executive officer of the Company), and such neglect has not been cured within 30 days after the Executive receives notice thereof from Senior Management (or the Compensation Committee, as applicable);

(iii)the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company (either singly or on a consolidated basis); or

(iv)the Executive’s engaging in conduct constituting a breach of his written obligations to the Company or any Subsidiary in respect of confidentiality and/or the use or ownership of proprietary information.

(h)“Change in Control” shall be deemed to occur upon the consummation of any of the following transactions:

(i)The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 50% or more of either (A) the then-outstanding Shares (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (4) any acquisition by any corporation pursuant to a transaction that complies with below subsections (h)(iii)(A) – (h)(iii)(C);

(ii)Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) at least 50% of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common equity and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or

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substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliate or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding common equity of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(v)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, for purposes of an Award (1) that provides for the payment of deferred compensation that is subject to Code Section 409A or (2) with respect to which the Company permits a deferral election, the definition of Change in Control herein shall be deemed amended to conform to the requirements of Code Section 409A to the extent necessary for the Award and deferral election to comply with Code Section 409A.

(i)“CIC Involuntary Termination” means the termination of the Executive’s employment with the Company at the time of or following a Change in Control before the end of the CIC Period:

(i)by the Company without Cause, or

(ii)       by the Executive for Good Reason.

(j)“CIC Period” means the eighteen (18) month period at the time of or following a Change in Control.

(k)“Code” means the Internal Revenue Code of 1986, as amended.

(l)“Common Stock” means common stock, par value $0.001, of the Company.

(m)“Company” means Advanced Energy Industries, Inc., a Delaware corporation, as set forth in the Preamble hereto.

(n)“Date of Termination” means (i) if the Executive’s employment is terminated for Cause, the date of receipt by the Executive of written notice from Board or the Chief Executive Officer that the Executive has been terminated, or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Long-Term Disability, the date specified in the Company’s written notice to the Executive of such termination, (iii) if the Executive’s employment is terminated by reason of the Executive’s death or Long-Term Disability, the date of such death or the effective date of such Long-Term Disability, and (iv) if the Executive’s employment is terminated by Executive’s resignation that

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constitutes Good Reason under this Agreement, the date of the Company’s receipt of the Executive’s notice of termination or any later date specified therein, which date shall not exceed thirty (30) days from the date notice is given.

(o)“Effective Date” means the date set forth in the Preamble hereto.

(p)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.  Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(q)“Executive” means the individual identified in the Preamble hereto.

(r)“Good Reason” means any of the following:

(i)without the Executive’s express written consent a material reduction in the Executive’s duties, or level of responsibility or authority, including, without limitation, any requirement that the Executive report to any person(s) other than the [Board]17 [the Chief Executive Officer of the Company]18, or if, following a Change in Control, the Executive is not the [ title ] of a publicly traded company that is the ultimate parent entity of the acquirer; or

(ii)(x) a more than 10% reduction in the Executive’s Base Salary, without (A) the Executive’s express written consent or (B) an increase in the Executive’s benefits, perquisites and/or guaranteed bonus, which increase(s) have a value reasonably equivalent to the reduction in Base Salary; or

(y) a more than 10% reduction in the Executive’s Target Bonus, without (A) the Executive’s express written consent or (B) a corresponding increase in the Executive’s Base Salary;

provided that, in each case such reductions shall not constitute Good Reason if they are pursuant to a Company-wide reduction of base salaries and/or bonuses; or

(iv)relocation of the Executive’s [primary work location to a location more than thirty-five (35) miles from the Executive’s then-current primary work location]19 [principal place of business to a location outside of Singapore]20, without the Executive’s express written consent; or

(v)any failure by the Company (or any successor) to comply with any of the provisions of this Agreement other than certain isolated, insubstantial and inadvertent failures not occurring in bad faith which are remedied within 30 days.

Notwithstanding the foregoing, the Executive will not be considered to have terminated for Good Reason unless (A) the Executive provides written notice to the Company of the circumstance(s) constituting the Good Reason event within 90 days following the initial existence

17 Applicable to the CEO.

18 Applicable to named executive officers, other than the CEO.

19 Applicable to U.S.-based employees.

20 Applicable to Singapore-based employees.

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of such event, (B) the Company fails to cure the Good Reason event within 30 days following its receipt of such notice, and (C) the Executive provides written notice to the Company of his/her Date of Termination.

(s)“Involuntary Termination” means the termination of Executive’s employment with the Company at any time:

(i)by the Company without Cause, or

(ii)       by the Executive for Good Reason.

(t)“Long-Term Disability” is defined according to the Company’s insurance policy regarding long-term disability for its employees.

(u)“Option” means options to purchase Common Stock granted by the Company or any of its subsidiaries under a compensation plan adopted or approved by the Company.

(v)“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(w)“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

(x)“Pro Rata Bonus” means an amount equal to 100% of the Target Bonus that the Executive would have been eligible to receive for the Company’s fiscal year in which the Executive’s employment terminates following a Change in Control, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365. If the Target Bonus for the fiscal year in which the Executive’s employment is terminated has not yet been established as of the date of such termination, then “Target Bonus” shall refer to the Target Bonus as was in effect for the Executive for the fiscal year preceding the fiscal year in which the Executive’s employment terminates.

(y)“PSUs” means performance stock units or awards granted by the Company pursuant to which the Company has the right to issue Common Stock upon the satisfaction of vesting and other conditions, which PSUs are subject to an award agreement pursuant to a stock plan of the Company.

(z)“RSUs” means restricted stock units or awards granted by the Company pursuant to which the Company has the right to issue Common Stock upon the satisfaction of vesting and other conditions, which RSUs are subject to an award agreement pursuant to a stock plan of the Company.

(z)“Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing

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more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

(aa) “Target Bonus” means the bonus which would have been paid to the Executive for full achievement of specific performance objectives pertaining to the business of the Company or any of its specific business units or divisions, or to individual performance criteria applicable to the Executive or his position (as the case may be), which objectives have been established by the Board of Directors (or the Compensation Committee thereof) or the Chief Executive Officer for the Executive relating to such plan or budget for the year in question. “Target Bonus” shall not mean the “maximum bonus” which the Executive might have been paid for overachievement of such plan.

(bb)“Value” of a Payment means the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(cc)“Voluntary Resignation” means the termination of the Executive’s employment upon his voluntary resignation, which includes retirement, as set forth in Section 5 hereof.  If the Executive terminates his employment for Good Reason, such termination shall not be treated as a Voluntary Resignation.

(dd)[“409A Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.]21

21 Applicable to U.S.-based employees.

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APPENDIX I

Legal Release

This Legal Release (“Release”) is between Advanced Energy Industries, Inc. (the “Company”) and _______ (“Executive”) (each a “Party,” and together, the “Parties“).

Recitals

A.Executive and the Company are parties to an Executive Change in Control and General Severance Agreement to which this Release is appended as Appendix I (the “Agreement”).

B.Executive wishes to receive the compensation, benefits, awards and other payments described in the Agreement.

C.Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Date of Termination of [ date ].

Agreement

The Parties agree as follows:

The Company shall pay or provide to Executive the payments and benefits, as, when and on the terms and conditions specified in the Agreement.

Legal Releases

1.Release of Claims. (a) Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any releaser due to any releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Date of Termination, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under applicable federal, state or local laws[, for example, the United States Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in

Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body]22 [(if applicable to Executive, for example, the Singapore Employment Act, the Retirement and Re-Employment Act, the Industrial Relations Act, and any other applicable laws]23; provided however, that notwithstanding the foregoing or anything else contained in this Release the release set forth in this Section shall not extend to: (i) any rights arising under this Release (including the rights to payments and benefits under the Agreement that have not yet been paid or provided as of the Date of Termination); (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company indemnification agreement, certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts and omissions within the course and scope of Executive’s employment with the Company; or (iv) any rights or remedies that cannot by law be waived by private agreement. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under [the worker’s compensation laws of any state]24 [work injury compensation legislation]25 that was not reported to the Company by Executive before the Date of Termination.  The Company advises Executive to consult with counsel prior to signing this Release.  Executive understands and agrees that by signing this Release Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment.  Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Release. [Employee is releasing all rights under section 1542 of the California Civil Code, which provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.]26

(b)In order to provide a full and complete release, Executive understands and agrees that this Release is intended to include all claims, if any, covered herein that Executive may have and not now know or suspect to exist in Executive’s favor against any Executive Releasee and that this Release extinguishes such claims.  Thus, Executive expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released. Notwithstanding any other provision

22 Applicable to U.S.-based employees.

23 Applicable to Singapore-based employees.

24 Applicable to U.S.-based employees.

25 Applicable to Singapore-based employees.

26 Applicable to California-based employees.

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of this Section, however, nothing in this Section is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under this Release.

(c)Executive agrees and acknowledges that Executive: (i) understands the language used in this Release and the Release’s legal effect; [(ii) is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.;] 27 (iii) will receive compensation under this Release to which Executive would not have been entitled without signing this Release; (iv) has been advised by the Company to consult with an attorney before signing this Release; [and (v) will be given up to twenty one (21) calendar days to consider whether to sign this Release. For a period of seven (7) days after Executive signs this Release, Executive may, in Executive’s sole discretion, rescind or revoke this Release by delivering a written notice of rescission to the Company’s General Counsel.  If Executive rescinds or revokes this Release within seven (7) calendar days after Executive signs the Release, or if Executive does not sign this Release within the twenty-one (21) day consideration period, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Release. If Executive does not rescind or revoke this Release within seven (7) calendar days after the day Executive signs this Release, this Release shall become final and binding and shall be irrevocable]28.

Executive acknowledges that Executive has received all compensation to which Executive is entitled for Executive’s work up to Executive’s last day of employment with the Company, and that Executive is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the payments and benefits, to the extent not already paid, described in the Agreement.  Benefits under the Agreement are conditioned on Executive’s compliance with any restrictive covenant agreements or assignment of inventions agreements between the parties.

Executive agrees that the only thing of value that Executive will receive by signing this Release is the payments and benefits described in the Agreement.

2. [Protected Rights.  Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (c) that may arise after Employee signs this Agreement, (d) for reimbursement of expenses under the Company’s expense reimbursement policies, or (e) which cannot be released by private agreement.  In addition, nothing in this Agreement including but not limited to the acknowledgments, release of claims, proprietary information, return of property, confidentiality, cooperation, and non-disparagement provisions, (f) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the OWBPA, (g) prevents Employee from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other any

27 Applicable to U.S.-based employees.

28 Applicable to U.S.-based employees.

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federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, [or] (h) limits Employee from exercising rights under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, although by signing this Agreement Employee is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited[, or (i) prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature]29.]30

3.[Defend Trade Secrets Act Disclosure.  Notwithstanding the confidentiality and non-disclosure obligations in this Agreement  and otherwise, Employee understands that as provided by the Federal Defend Trade Secrets Act, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.] 31

The Parties agree that their respective rights and obligations under the Agreement shall survive the execution of this Release.

This Agreement may be executed and delivered in one or more counterparts, which, together, shall constitute one and the same agreement and shall be fully effective and binding on the Parties.  Execution of the Agreement by the parties via facsimile or electronic signatures shall be deemed the same as original signatures.

By signing below, you acknowledge that you have read this Agreement carefully in its entirety, that you know and understand its contents, and that you enter into this Agreement freely and as a voluntary act.

Note: Do not sign this legal release until after Executive’s final day of employment.

EXECUTIVE	ADVANCED ENERGY INDUSTRIES, INC.

29 Applicable to California-based employees.

30 Applicable to U.S.-based employees.

31 Applicable to U.S.-based employees.

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By:	By:

Date:	Date:

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